Filed Pursuant to Rule 424(b)(3)
SEC File #333-173685

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF SEPTEMBER 13, 2012 THRU SEPTEMBER 19, 2012
AND
SEPTEMBER 20, 2012 THRU SEPTEMBER 26, 2012

Period of September 13, 2012 Thru September 19, 2012

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.77%	1.77%	2.02%	2.02%	2.02%
Interest Rate	1.75%	1.75%	2.00%	2.00%	2.00%

Period of September 20, 2012 Thru September 26, 2012

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.77%	1.77%	2.02%	2.02%	2.02%
Interest Rate	1.75%	1.75%	2.00%	2.00%	2.00%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated September 13, 2012